Exhibit 10.1

AMENDMENT NO. 1 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Senior Secured Convertible Promissory Note (this “Amendment”) is entered into as of August 11, 2026 (the “Amendment Date”), by and between Lind Global Asset Management XIV LLC, a Delaware limited liability company (the “Holder”), and Enlivex Ltd., a company organized under the laws of the State of Israel (the “Maker” or the “Company”).

A. The Maker previously issued to the Holder a Senior Secured Convertible Promissory Note, dated March 23, 2026, in the original principal amount of $21,000,000.00 (the “Note”) pursuant to that certain Securities Purchase Agreement, dated as of March 23, 2026, by and between the Maker and the Holder (the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings set forth in the Note or, if not defined therein, the Purchase Agreement.

B. The Company’s Market Capitalization has recently been below $75,000,000 for ten (10) consecutive Trading Days, and the parties acknowledge that, absent this Amendment (which waives all Events of Default that have occurred on or prior to the Amendment Date, provided that any Events of Default that have occurred on or prior to the Amendment Date are not continuing on and after the Amendment Date), an Event of Default under Section 2.1(s) of the Note shall have occurred.

C. The Holder and the Maker have agreed to amend certain terms and conditions of the Note as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Outstanding Principal Amount. Each of the Holder and the Maker acknowledges and agrees that, as of the date hereof and prior to giving effect to this Amendment, the Outstanding Principal Amount of the Note is $16,333,334.00. Effective as of the Amendment Date, in consideration of the parties’ respective agreements set forth herein, the Outstanding Principal Amount of the Note is hereby increased by seventeen-and-a-half percent (17.5%) to $19,191,667.00, as such amount may subsequently be reduced by repayments and conversions, and otherwise adjusted, in accordance with the Note.

3. Further Amendments.

(a)	The Event of Default set forth in Section 2.1(s) of the Note, relating to the Company’s Market Capitalization falling below a threshold amount for a specified period, is hereby deleted in its entirety from the Note effective as of the Amendment Date, and shall be of no further force or effect, and the text of Section 2.1(s) shall read in its entirety as “[Reserved]”.

(b)	Section 1.2 of the Note is hereby deleted and replaced in its entirety with the following:

1.2 Interest. Other than as set forth in Section 2.2(a) herein and in this Section 1.2, this Note shall not bear interest. For each calendar day on which the Company’s Market Capitalization (measured as of such day or, if such day is not a Trading Day, as of the most recent Trading Day) is less than $75,000,000, interest shall accrue on the Outstanding Principal Amount at the rate of ten percent (10.0%) per annum (“Market Capitalization Interest”). Market Capitalization Interest shall be computed on the basis of a 360-day year and twelve 30-day months, shall compound each calendar quarter, and shall be payable in arrears on each Payment Date as part of the applicable Monthly Payment. Market Capitalization Interest shall be treated in the same manner as accrued and unpaid Default Interest for all purposes of this Note and the other Transaction Documents, including, without limitation, Sections 1.3, 1.4, 2.2 and 3.1 hereof and the definitions of “Outstanding Principal Amount,” “Prepayment Amount” and “Mandatory Default Amount”. For the elimination of doubt, the accrual of Market Capitalization Interest does not constitute or evidence an Event of Default. Notwithstanding anything to the contrary contained herein, no Market Capitalization Interests shall accrue for any date on which Default Interest shall be accruing in accordance with Section 2.2.

(c)	Section 1.3 of the Note is hereby amended such that, notwithstanding the reference therein to nine (9) consecutive monthly installments (which reference shall be disregarded), from and after the Amendment Date: (i) each Monthly Payment shall be in an amount equal to One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($1,166,666), plus any accrued and unpaid Default Interest and Market Capitalization Interest (and each reference in the Note to “$2,333,333” or “Two Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars” shall be deemed to be a reference to “$1,166,666” or “One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars,” respectively); and (ii) the Maker shall continue to pay Monthly Payments on each successive Payment Date until the Outstanding Principal Amount has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of the Note, with the final Monthly Payment being in the amount of the then-remaining Outstanding Principal Amount (plus any accrued and unpaid Default Interest and Market Capitalization Interest).

(d)	The Maturity Date is hereby extended to the Payment Date on which the final Monthly Payment contemplated by Section 3(c) of this Amendment is due and payable, and each reference in the Note to “March 23, 2027” or to the “Maturity Date” shall be construed accordingly. The Maturity Date shall be subject to further automatic extension as provided in Section 3(g) of this Amendment.

(e)	Section 3.1(b) of the Note is hereby deleted and replaced in its entirety with the following:

(b) Conversion Price. The “Conversion Price” means the lower of (i) $40.37625 and (ii) eighty percent (80%) of the average of the three (3) lowest daily VWAPs during the twenty (20) Trading Days prior to the delivery by the Holder of the applicable notice of conversion, and shall be subject to adjustment as provided herein.

(f)	The second sentence of Section 3.1(a) of the Note (beginning “Any such conversion pursuant to this Section 3.1(a) shall be applied…”) is hereby deleted and replaced in its entirety with the following:

The Holder may, in its sole and absolute discretion, convert this Note pursuant to this Section 3.1(a) from time to time, on one or more occasions, without limitation as to the amount or frequency of such conversions (subject, for the avoidance of doubt, to Section 3.3). Any such conversion pursuant to this Section 3.1(a) shall be applied to reduce the Monthly Payments in direct chronological order, such that the applicable Conversion Amount shall be credited first against the Monthly Payment next falling due following the applicable date on which a Conversion Notice is delivered by the Holder (each, a “Conversion Date”) and then against each succeeding Monthly Payment in order, and any portion of a Conversion Amount that is less than a full Monthly Payment shall be credited against, and shall reduce, the Monthly Payment next falling due.

(g)	Section 1.3 of the Note is hereby amended by adding the following at the end thereof:

Notwithstanding anything to the contrary contained herein, the Holder may, in its sole and absolute discretion, elect to waive payment of all or any portion of any Monthly Payment by delivering written notice thereof to the Maker on or prior to the applicable Payment Date (each, a “Payment Waiver”). Upon a Payment Waiver, (i) the applicable Monthly Payment shall not be due and payable on the applicable Payment Date, (ii) the amount so waived shall remain part of the Outstanding Principal Amount and shall be payable in accordance with the schedule of Monthly Payments as extended by Amendment No. 1, and (iii) the Maturity Date shall automatically, and without any further action of the parties, be extended by one (1) month for each Payment Waiver. No Payment Waiver shall constitute a waiver of any other Monthly Payment, any Event of Default or any other provision of, or right or remedy under, this Note or any other Transaction Document.

(h)	Section 5.12(h) of the Note is hereby deleted and replaced in its entirety with the following:

“Prepayment Amount” means (i) from the Amendment Date through and including date that is the six (6) month anniversary of the Amendment Date, an amount equal to the product of the Outstanding Principal Amount (plus any accrued and unpaid Default Interest thereon) multiplied by 1.025, and (ii) thereafter, an amount equal to the product of the Outstanding Principal Amount (plus any accrued and unpaid Default Interest thereon) multiplied by 1.05.

(i)	Section 5.12 is hereby amended by adding the following definitions as clauses (k) and (l), respectively:

(k) “Amendment Date” means August 11, 2026.

(l) “Amendment No. 1” means that certain Amendment No. 1 to Senior Secured Convertible Promissory Note, dated as of August 11, 2026, by and between the Holder and the Company.

4. Share Reserve; Registration. The Maker represents that, as of the Amendment Date, it has duly authorized and reserved for issuance to the Holder 25,000,000 Ordinary Shares for purposes of the conversion and repayment of the Note. From and after the Amendment Date, the Maker shall at all times authorize, reserve and keep available for issuance to the Holder, free of preemptive rights, not less than the greater of (i) Twenty Five Million (25,000,000) Ordinary Shares (as adjusted for any share split, combination or similar event after the Amendment Date) and (ii) such number of Ordinary Shares as shall be sufficient to permit the conversion and repayment in full of the Note, as amended hereby (including all Market Capitalization Interest and Default Interest accrued or accruable thereon), at an assumed Conversion Price of $1.50 and at the Repayment Share Price as in effect from time to time, disregarding for this purpose any and all limitations of any kind on such conversion or repayment, in accordance with Section 3.4(f) of the Note and Section 5.5 of the Purchase Agreement. The Maker shall deliver to its transfer agent irrevocable instructions reflecting such reservation within two (2) Business Days of the Amendment Date and shall provide the Holder with written confirmation thereof. Any failure to maintain the reserve required by this Section 4 shall constitute an Event of Default under Section 2.1(f) of the Note.

5. Limited Effect; No Waiver; Reservation of Rights. This Amendment is limited precisely as written. Except as expressly set forth herein, nothing contained in this Amendment shall constitute, or be deemed to constitute, a waiver of any Event of Default or any other default or breach, whether now existing, previously arising or hereafter occurring, and whether or not known to the Holder, or of any right, power, privilege or remedy of the Holder under the Note, the Purchase Agreement, the Security Documents, the other Transaction Documents or applicable law, all of which rights, powers, privileges and remedies are expressly reserved. The deletion of Section 2.1(s) of the Note pursuant to Section 3(a) of this Amendment shall be effective from and after the Amendment Date and shall not affect, impair or waive any Event of Default arising under any other provision of the Note or any other Transaction Document; provided, that, for the elimination of doubt, the Holder expressly waives the Event of Default under Section 2.1(s) that occurred prior to the Amendment Date, including all effects thereof under the Note as in effect prior to the Amendment Date, and the Holder acknowledges and agrees that this Amendment includes all remedies with respect to such Event of Default, which have been agreed between the Holder and the Company as the final and conclusive resolution thereof.

6. Securities Law Disclosure; Publicity. The Company shall, by 9:00 a.m. (New York City time) on the Trading Day immediately following the Amendment Date, file a Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) with the Securities and Exchange Commission (the “SEC”) disclosing the material terms of this Amendment and including a copy of this Amendment as an exhibit thereto. The Company shall provide a copy of the draft Form 6-K to the Investor for review prior to filing with the SEC, and the Company shall incorporate the Investor’s reasonable comments therein.

7. Representations and Warranties. In order to induce the Holder to enter into this Amendment, the Maker represents and warrants as follows:

(a) The Maker has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority, stock exchange or other Person is required as a condition to the validity of this Amendment or the performance of the obligations of the Maker hereunder or under the Note as amended hereby.

(b) No Event of Default has occurred and is continuing as of the Amendment Date, and no event or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, in each case other than the occurrence of an Event of Default under Section 2.1(s) of the Note as waived by this Amendment.

(c) Except as expressly set forth in this Amendment, the Maker acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of the Maker under the terms of the Note, the Purchase Agreement or any of the other Transaction Documents.

(d) The Maker has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Holder, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby or by the Transaction Documents, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment; and to the extent any such defenses, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist, such items are hereby waived by the Maker.

8. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by the Holder to the Maker in connection with this Amendment.

9. Other Terms Unchanged. The Note, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Note after the date of this Amendment shall be deemed to be a reference to the Note as amended by this Amendment. This Amendment constitutes a Transaction Document.

10. No Reliance. The Maker acknowledges and agrees that neither the Holder nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to the Maker or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Amendment, the Maker is not relying on any representation, warranty, covenant or promise of the Holder or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

11. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws, and the provisions of Sections 5.8 and 5.11 of the Note shall apply to this Amendment, mutatis mutandis.

12. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

HOLDER:

LIND GLOBAL ASSET MANAGEMENT XIV LLC

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Authorized Person

MAKER:

ENLIVEX LTD.

By:	/s/ Oren Hershkovitz
Name:	Oren Hershkovitz
Title:	Chief Executive Officer